Exhibit 8.1

Significant Subsidiaries of Registrant*

1.                       JA Development Co., Ltd. (British Virgin Islands)

2.                       JA Solar Hong Kong Limited (Hong Kong)

3.                       JingAo Solar Co., Ltd. (Ningjin, China)

4.                       Shanghai JA Solar Technology Co., Ltd. (Shanghai, China)

5.                       Shanghai JA Solar PV Technology Co., Ltd. (Shanghai, China)

6.                       JA Solar Technology Yangzhou Co., Ltd. (Yangzhou, China)

7.                       Yangzhou JA Solar PV Engineering Co., Ltd. (Yangzhou, China)

8.                       Jing Hai Yang Semiconductor Material (Donghai) Co., Ltd. (Donghai, China)

9.                       JA (Hefei) Renewable Energy Co., Ltd. (Hefei, China)

10.                Hefei JA Solar Technology Co., Ltd. (Hefei, China)

11.                Solar Silicon Valley Electronic Science and Technology Co., Ltd. (Yanjiao, China)

*                          Other consolidated affiliated entities of JA Solar Holding Co., Ltd. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.